CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the report on Form 8-K of Qwest Communications International Inc. ("Qwest") dated January 13, 1999 of our report dated March 6, 1998, except as to the acquisition and restatement described in Note 2, which is as of September 30, 1998, relating to the consolidated financial statements of Icon CMT Corp. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which is included in Qwest's Registration Statement on Form S-4 (No. 333-65095) dated December 10, 1998 (the "Form S-4"). We also consent to the application of such report to the Financial Statement Schedule of Icon CMT Corp. for the three years ended December 31, 1997 listed under Item 21(b) of the Form S-4 when such Financial Statement Schedule is read in conjunction with the consolidated financial statements of Icon CMT Corp. referred to in our report. The audits referred to in such report also included this Financial Statement Schedule. We also consent to the reference to us under the heading "Experts" in the Form S-4.




/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
    PricewaterhouseCoopers LLP
    Stamford, Connecticut
    January 13, 1999